Exhibit 3.1

CERTIFICATE OF FORMATION

OF

RUBY NEWCO LLC

1. The name of the limited liability company is RUBY NEWCO LLC

2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective as of July 30, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of RUBY NEWCO LLC on this July 30, 2007.

RUBY NEWCO LLC

By:	/s/ Mary Keogh
Name:	Mary Keogh
Title:	Authorized Person

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